AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into and executed as of June 11, 2026 (the “Execution Date”), by and between Stewards, Inc., a Nevada corporation (the

“Company”), and Vaughan Korte (“Executive”). This Agreement shall be effective as of June 1, 2026 (the “Effective Date”).

RECITALS

WHEREAS, Executive previously entered into an Employment Agreement with Favo Capital, Inc. (now known as Stewards, Inc.) dated August 20, 2024 (effective June 1, 2024) and an Amendment to Employment Agreement dated March 1, 2025 (collectively, the “Prior Agreements”);

WHEREAS, the Company has changed its name from Favo Capital, Inc. to Stewards, Inc. and is advancing toward a NASDAQ uplisting;

WHEREAS, the Board of Directors and Compensation Committee have approved updated compensation structures consistent with the Executive Compensation Program framework set forth in the memorandum dated October 23, 2025 (the “Compensation Program Memorandum”); and

WHEREAS, the parties desire to amend and restate the Prior Agreements in their entirety to reflect the foregoing and to set forth the current terms and conditions of Executive’s employment as Chief Operating Officer.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I – EMPLOYMENT AND DUTIES

1.1  Position. The Company employs Executive as its Chief Operating Officer. Executive shall report directly to the Chief Executive Officer and/or the Board of Directors. Executive accepts such employment and agrees to devote his full business time, attention, skill, and best efforts to the performance of his duties.

1.2  Duties. Executive shall perform all duties and responsibilities customarily associated with the position of Chief Operating Officer of a public company, including oversight of day-to-day operations, strategic execution, operational efficiency, technology and process initiatives, and such other duties as may be assigned by the Chief Executive Officer or the Board from time to time.

1.3  Outside Activities. Executive shall not engage in any other business, employment, or consulting activity without the prior written consent of the Board, except for passive investments that do not interfere with his duties.

ARTICLE II – TERM

This Agreement and Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated by either party in accordance with Article V (the “Term”). Employment is “at-will,” meaning either party may terminate the employment relationship at any time, with or without Cause or advance notice, subject only to the severance and other provisions of this Agreement.

ARTICLE III – COMPENSATION

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3.1  Base Salary. The Company shall pay Executive an annual base salary of Four Hundred Fourteen

Thousand Dollars ($414,000), payable in accordance with the Company’s standard payroll practices and subject to applicable tax withholdings. The base salary shall be reviewed annually by the Compensation Committee and may be increased (but not decreased) from time to time.

3.2  Short-Term Incentive (Annual Bonus). Executive shall be eligible to participate in the Company’s Short-Term Incentive Program. Executive’s target annual bonus opportunity shall be as determined annually by the Compensation Committee, generally in the range of 75% to 100% of Base Salary, consistent with the Compensation Program Memorandum. Actual payouts shall be based on the achievement of performance metrics established by the Compensation Committee and may range from 0% to 200% of target.

3.3  Long-Term Incentive (Equity Awards). Executive shall be eligible to receive equity awards under the Company’s equity incentive plan(s). Target long-term incentive opportunities shall generally represent approximately 60% of Total Direct Compensation, typically delivered in a mix of time-based Restricted Stock Units (RSUs) and performance-based Performance Share Units (PSUs), as determined by the

Compensation Committee consistent with the Compensation Program Memorandum (approximate mix 40–60% RSU / PSU, subject to adjustment). All equity awards are subject to the terms of the applicable plan and award agreements. Previously granted equity under the Prior Agreements or any prior plan shall continue to be governed by its original terms and vesting schedule.

3.4  Benefits. Executive shall be entitled to participate in all employee benefit plans and programs maintained by the Company for similarly situated executives, including health, dental, vision, life insurance, disability, and retirement plans (including any 401(k) plan), on terms no less favorable than those generally provided to other executive officers. The Executive is also entitled to a monthly vehicle allowance of $1,200, together with coverage of insurance premiums.

3.5  Vacation. Executive shall be entitled to paid vacation in accordance with the Company’s executive vacation policy (currently a minimum of four (4) weeks per year, subject to Company policy regarding accrual and carryover).

3.6  Expense Reimbursement. The Company shall reimburse Executive for all reasonable, documented business expenses incurred in the performance of her duties, in accordance with Company policy.

ARTICLE IV – GOVERNANCE AND COMPLIANCE

4.1  Clawback Policy. All incentive compensation (cash and equity) shall be subject to the Company’s Clawback Policy, including mandatory recoupment under SEC Rule 10D-1 in the event of a financial restatement, misconduct, or other triggering events.

4.2  Stock Ownership Guidelines. Executive agrees to comply with the Company’s Stock Ownership

Guidelines, which currently require the COO to hold shares with a value equal to at least three (3) times his annual Base Salary within five (5) years of the Effective Date (or such later date as may be set by the Board). Executive shall retain at least 50% of the net-after-tax shares received from equity awards until the guideline is met.

4.3  Change in Control. Equity acceleration shall occur only upon a double-trigger basis (a qualifying termination of employment without Cause or for Good Reason within twelve (12) months following a Change in Control), as more fully set forth in the applicable equity plan and award agreements.

ARTICLE V – TERMINATION AND SEVERANCE

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5.1  Termination by the Company.

(a)  For Cause: The Company may terminate Executive’s employment for Cause at any time upon written notice. “Cause” means: (i) material breach of this Agreement or any Company policy that remains uncured (if curable) for thirty (30) days after written notice; (ii) fraud, embezzlement, or willful misconduct; (iii) conviction of (or plea of guilty or nolo contendere to) a felony; or (iv) gross negligence in the performance of duties.

(b)  Without Cause: The Company may terminate Executive’s employment without Cause at any time upon written notice.

5.2  Termination by Executive. Executive may resign at any time upon written notice. Resignation for “Good Reason” (material diminution in title, duties, Base Salary, or target bonus opportunity; relocation of principal work location by more than fifty (50) miles; or material breach of this Agreement by the

Company that remains uncured for thirty (30) days after written notice) shall be treated as a termination without Cause for severance purposes.

5.3  Severance. Upon termination by the Company without Cause or by Executive for Good Reason,

Executive shall be entitled to receive, subject to execution and non-revocation of a customary release of claims:

(a)  A severance payment equal to one (1) times the sum of (i) Executive’s then-current Annual Base Salary and (ii) her target Annual Bonus for the year of termination (the “Severance Payment”);

(b)  A pro-rata Annual Bonus for the year of termination, based on actual performance and paid at the same time bonuses are paid to other executives; and

(c)  Continuation of Company-paid health and welfare benefits (or COBRA premium reimbursement) for up to twelve (12) months following termination (or until Executive becomes eligible for coverage under another employer’s plan).The Severance Payment shall be paid in accordance with the Company’s normal payroll schedule over twelve (12) months (or in a lump sum at the Company’s discretion, subject to applicable law). No severance shall be payable upon termination for Cause or voluntary resignation without Good Reason.

5.4  Change in Control. In the event of a termination without Cause or for Good Reason within twelve

(12) months following a Change in Control, Executive shall receive the severance benefits set forth in Section 5.3 (with equity acceleration governed by the double-trigger provisions of the equity plan).

5.5  Death or Disability. In the event of Executive’s death or Disability (as reasonably determined by the Board), Executive (or her estate) shall receive any accrued but unpaid compensation and a pro-rata

Annual Bonus.

5.6  Return of Property. Upon termination, Executive shall immediately return all Company property and confidential information.

ARTICLE VI – RESTRICTIVE COVENANTS

6.1  Confidentiality. Executive shall maintain the confidentiality of all proprietary and confidential information of the Company indefinitely.

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6.2  Non-Competition. During employment and for a period of twelve (12) months following termination for any reason, Executive shall not, directly or indirectly, engage in any business that competes with the Company in the financial services, specialty finance, or fintech sectors in which the Company operates, within the geographic areas where the Company conducts business.

6.3  Non-Solicitation. During employment and for twelve (12) months following termination, Executive shall not solicit the Company’s employees, customers, or suppliers with whom she had material contact during employment.

6.4  Non-Disparagement. Executive shall not disparage the Company, its officers, directors, or business at any time.

6.5  Enforcement. The covenants in this Article VI are reasonable and necessary. If any court finds any provision unenforceable, it shall be reformed to the maximum extent enforceable. The Company shall be entitled to injunctive relief without bond for any breach or threatened breach.

ARTICLE VII – MISCELLANEOUS

7.1  Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by Nevada law (or any successor statute) with respect to her service as an officer or director.

7.2  Attorneys’ Fees. In any action to enforce rights under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

7.3  Governing Law. This Agreement shall be governed by the laws of the State of Nevada. Any disputes shall be resolved in the state or federal courts located in Nevada.

7.4  Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning Executive’s employment and supersedes the Prior Agreements and all prior agreements, understandings, and negotiations. It may be amended only by a written instrument signed by both parties.

7.5  Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the Effective Date.

STEWARDS, INC.

By: /s/ Shaun Quin

Name: Shaun Quin

Title: Chief Executive Officer

6/12/2026Date:

EXECUTIVE

/s/ Vaughan Korte

Vaughan Korte

Date: 6/11/2026

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